Exhibit 99.2

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

Chief Financial and Chief Operating Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Announces FDA Acceptance and Priority Review of NDA for Vismodegib as Treatment for Advanced Basal Cell Carcinoma

- FDA PDUFA date set for March 8, 2012 –

LEXINGTON, Mass. November 9, 2011 (BUSINESS WIRE) – Curis, Inc. (NASDAQ: CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today announced that the U.S. Food and Drug Administration (FDA) has accepted and filed for review Genentech’s new drug application (NDA) for vismodegib for the treatment of adults with advanced basal cell carcinoma (BCC) for whom surgery is considered inappropriate. Vismodegib (GDC-0449, RG3616) is a first-in-class, investigational, oral medicine designed to selectively inhibit signaling in the Hedgehog pathway and is being developed by Genentech, a member of the Roche group, under a collaboration agreement with Curis.

The vismodegib NDA has been granted priority review by the FDA. The FDA grants priority review status to products that, if approved, would address an unmet medical need or are considered to be potentially significant therapeutic advancements over existing approved therapies in the treatment, diagnosis or prevention of a disease. The FDA has established March 8, 2012 as the action date under the Prescription Drug User Fee Act (PDUFA) to complete its review of the NDA and potentially grant marketing approval of vismodegib.

Curis earned an $8 million milestone payment from Genentech as a result of FDA’s acceptance of the NDA submission. If vismodegib receives FDA approval, Curis will also be entitled to receive an additional milestone payment as well as royalties on any future sales.

“We are extremely pleased that the FDA has accepted the vismodegib NDA for review and that the submission will receive priority review,” said Dan Passeri, Curis President and Chief Executive Officer. “With no currently approved treatments for advanced basal cell carcinoma, this brings vismodegib one step closer to being an important treatment and the only approved pharmacologic treatment for those suffering from this serious disease.”

The application is based on clinical data from ERIVANCE BCC/SHH4476g, a pivotal Phase II study of vismodegib in patients with advanced basal cell carcinoma.

About the Pivotal Phase II Trial (ERIVANCE BCC/SHH4476g)

ERIVANCE BCC is an international, single-arm, multicenter, two-cohort, open-label Phase II study that enrolled 104 patients with advanced BCC, including locally advanced BCC (71) and metastatic BCC (33). Locally advanced BCC includes patients whose BCC lesions are deemed inoperable or for whom surgery is deemed inappropriate. In the ERIVANCE study, locally advanced BCC patients had lesions that were inappropriate for surgery (inoperable, or for whom surgery would result in substantial deformity) and for which radiotherapy was unsuccessful or contraindicated. Metastatic BCC is defined as BCC that had spread to other parts of the body, including the lymph nodes, lung, bones and/or internal organs. The study was conducted at 31 sites in the United States, Australia and Europe. Study participants received 150 mg vismodegib orally, once daily until disease progression or intolerable toxicity. Tumor responses for metastatic BCC were measured by RECIST criteria. For locally advanced BCC, a novel composite endpoint was designed, which included reduction of size of lesions of at least 30% in longest dimension and/or complete resolution of locally advanced BCC ulceration.

The primary endpoint of the study was objective response rate as assessed by an independent review facility, with secondary endpoints including investigator-assessed objective response rate, progression-free survival (PFS), overall survival (OS), and duration of response in all evaluable patients, including locally advanced BCC or metastatic BCC patients. In addition, absence of residual BCC in patients was assessed by sampling biopsies in patients with locally advanced BCC.

The objective response rate in the pivotal Phase II trial as assessed by an independent review facility showed vismodegib substantially shrank tumors or healed visible lesions in 43 percent of patients in the locally advanced cohort and 30 percent of patients in the metastatic BCC cohort.

The median progression-free survival (PFS) by independent review for both metastatic BCC and locally advanced BCC patients was 9.5 months. The median duration of response by independent review was 7.6 months for both metastatic BCC and locally advanced BCC patients. The median duration of response as assessed by study investigators was 12.9 and 7.6 months for metastatic BCC and locally advanced BCC patients, respectively.

The most common adverse events observed in the study (observed in greater than 20% of patients) included muscle spasms, hair loss, altered taste sensation, weight loss, fatigue, nausea, decreased appetite, and diarrhea. Serious adverse events (SAEs) were observed in 26 patients (25 percent). Four of these patients (4 percent) had SAEs that were considered to be possibly related to vismodegib, including one case each of: blocked bile flow from the liver (cholestasis), dehydration with loss of consciousness (syncope), pneumonia accompanied by an inability of the heart to pump enough blood (cardiac failure) and a sudden arterial blockage in the lung (pulmonary embolism). Fatal events were reported in seven patients (7 percent); none were considered by investigators to be related to vismodegib. In all fatalities, pre-existing risk factors and comorbid conditions were present.

About Basal Cell Carcinoma

BCC is the most common cancer in the United States and the most common type of skin cancer, accounting for approximately two million new cases annually. The disease is generally considered curable when the cancer is restricted to a small area of the skin. However, in a small group of people, if the disease is left untreated or does not respond to treatment, the cancer may advance further into the skin, bones or other tissues, or spread to other parts of the body. In such rare cases, the disease can become difficult to treat and life-threatening. There are no approved therapies to treat advanced basal cell carcinoma.

About Vismodegib and the Hedgehog Pathway

Vismodegib is designed to selectively inhibit signaling in the Hedgehog pathway by targeting a protein called Smoothened. The Hedgehog signaling pathway plays an important role in regulating proper growth and development in the early stages of life and becomes less active in adults. However, mutations in the pathway that reactivate Hedgehog signaling are seen in several different types of cancer. Abnormal signaling in the Hedgehog pathway is implicated in the more than 90 percent of BCC cases.

Genentech is also evaluating vismodegib in a Phase II trial in people with operable forms of BCC, which opened for patient enrollment in October 2010. Additionally, vismodegib is being evaluated by third-party investigators in a number of other cancers and in people with BCC who have Gorlin syndrome, a condition that affects many areas of the body and increases the risk of developing BCC. For more information, visit http://www.clinicaltrials.gov.

About the Curis-Genentech Collaboration

Under the ongoing collaboration agreement between Genentech, a wholly owned member of the Roche Group, and Curis, vismodegib (GDC-0449, RG3616) was discovered by Genentech and was jointly validated by the parties through a series of preclinical studies. Pursuant to this collaboration, Genentech and Roche are responsible for clinical development, and Genentech (U.S.), Roche (Ex-U.S. excluding Japan) and Chugai Pharmaceuticals (Japan) are responsible for commercialization of vismodegib. Curis is eligible to receive cash payments upon the successful achievement of specified clinical development and regulatory approval milestones, as well as royalties assuming successful commercialization of vismodegib by Genentech and its sublicensees, which include Roche and Chugai.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis’ website at www.curis.com.

Curis Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding: the expected timing for FDA’s review of the NDA for vismodegib; and the potential for vismodegib to have a clinical benefit in treating advanced BCC patients and other indications. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”,

“seeks”, “estimates”, “assumes”, “will”, “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements including, among other things:

•	Although the FDA has indicated that it expects to complete its review of the NDA on or before March 8, 2012, the FDA may not complete its activities within this time frame.

•

The FDA could impose additional unanticipated requirements, including additional clinical trials, to gain approval of vismodegib in advanced BCC, and any failure to satisfy the FDA’s additional requirements could significantly delay, or preclude outright, approval of vismodegib.

•

The FDA may not be satisfied with the results of anticipated pre-approval inspections of Genentech’s and Roche’s manufacturing facilities and the facilities of third party laboratories and manufacturers of active pharmaceutical ingredients (APIs) and other materials used in the manufacture of vismodegib, and, as a result, Genentech and Roche may be unable to gain approval of vismodegib, if at all, within the time frame indicated above.

•

Genentech and Roche may not ultimately demonstrate to the satisfaction of the FDA the safety and efficacy profile of vismodegib in the treatment of advanced BCC, in which case vismodegib will not be approved for sales and marketing for the treatment of such indication.

•

Even if vismodegib receives marketing authorization, the FDA may impose limitations on the approved indications for use or the conditions to approval, or impose requirements for post-marketing testing and surveillance to monitor the safety and efficacy of the product. Moreover, vismodegib’s benefit/risk profile may not be widely accepted by the medical community or third party payors for the treatment of advanced BCC.

•

Curis also faces other important risks relating to the successful development and commercialization of vismodegib, and with respect to its business, operations, financial condition and future prospects generally, that are discussed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.